PRICING SUPPLEMENT No. 115B-1 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-137902 Dated June 15, 2007

Performance Securities with Partial Protection

Linked to an International Index Basket

Strategic Alternatives to Indexing

Deutsche Bank AG, London Branch

$30,000,000 Securities Linked to an International Index Basket due on June 18, 2010

Investment Description

Performance Securities with Partial Protection Linked to an International Index Basket (the “Securities”) provide enhanced exposure to potential appreciation of a basket of six international equity indices as well as protection at maturity of 20% of your initial investment. Investments with partial protection of the invested amount can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial protection feature applies only at maturity. The Securities do not guarantee any return of your initial investment in excess of $2.00 per $10.00 Security. A negative Basket Return of less than -20% will result in a payment at maturity of less than $10.00 per Security.

Features

❑

Growth Potential: The Securities provide the opportunity to receive enhanced equity returns by multiplying any positive Basket Return by the Participation Rate of 120%. The Securities are not subject to a maximum gain.

❑	Partial Protection of the Invested Amount: At maturity, investors will receive a cash payment equal to at least 20% of their initial investment.

❑	Diversification: Investors can diversify in a partial protection investment linked to a Basket of six international indices.

Key Dates

Trade Date	June 15, 2007
Settlement Date[1]	June 21, 2007
Final Valuation Date[1]	June 15, 2010
Maturity Date[1]	June 18, 2010
CUSIP	25152C 25 4
ISIN	DE000DB1KSL9

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement B-1.

Security Offering

We are offering Performance Securities with Partial Protection Linked to an International Index Basket. The Securities are linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, FTSE™ 100 Index, Nikkei® 225 Index, Swiss Market Index, S&P/ASX 200 Index and the MSCI Emerging Markets IndexSM (the “Basket”). The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement B-1 dated April 27, 2007, underlying supplement no. 6 dated June 1, 2007 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement B-1 for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, product supplement B-1 dated April 27, 2007 and underlying supplement no. 6 dated June 1, 2007) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, product supplement B-1 and underlying supplement no. 6. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$30,000,000.00	$750,000.00	$29,250,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$30,000,000.00	$921.00

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement B-1 dated April 27, 2007 and underlying supplement no. 6 dated June 1, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement no. 6 dated June 1, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507128212/d424b21.pdf

♦	Product supplement B-1 dated April 27, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507093844/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Performance Securities with Partial Protection Linked to an International Index Basket that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Basket.

♦	You seek an investment that offers partial protection of your investment when the Securities are held to maturity.

♦	You are willing and able to hold the Securities to maturity.

♦	You do not seek current income from this investment.

♦	You are willing to invest in the Securities based on the indicated Participation Rate.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the economies reflected in the Basket Indices.

♦	You are unwilling or unable to hold the Securities to maturity.

♦	You seek an investment that is 100% protected against the loss of your initial investment.

♦	You seek current income from your investments.

♦	You seek an investment for which there will be an active secondary market.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch (Aa1)[1]

Issue Price	$10.00 per Security

Term	3 years

Basket

The Securities are linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, FTSE™ 100 Index, Nikkei® 225 Index, Swiss Market Index, S&P/ASX 200 Index and the MSCI Emerging Markets IndexSM (each, a “Basket Index” and, collectively, the “Basket Indices”).

Basket Weightings	Dow Jones EURO STOXX 50® Index (Bloomberg: SX5E <Index>)	35.00%
	FTSE™ 100 Index (Bloomberg: UKX <Index>)	25.00%
	Nikkei® 225 Index (Bloomberg: NKY<Index>)	25.00%
	Swiss Market Index (Bloomberg: SMI <Index>)	5.00%
	S&P/ASX 200 Index (Bloomberg: AS51<Index>)	5.00%
	MSCI Emerging Markets IndexSM (Bloomberg: MXEF<Index>)	5.00%

Protection Percentage	20%

Participation Rate	120%

Payment at Maturity (per $10.00 Security)

If the Basket Return is positive, you will receive:

$10.00 + [$10.00 x (Basket Return x Participation Rate)]

If the Basket Return is between 0% and -20%, you will receive $10.00 per $10.00 Security.

If the Basket Return is lower than

-20%, you will receive:

$10.00 + [$10.00 x (Basket Return + the Protection Percentage)]

If the Basket Return is lower than

-20%, you could lose up to $8.00 per $10.00 Security.

Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level

Basket Starting Level	100

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 x (1 + (35.00% x SX5E Return) + (25.00% x UKX Return) + (25.00% x NKY Return) + (5.00% x SMI Return) + (5.00% x AS51 Return) + (5.00% x MXEF Return)), where the Return for each Basket Index is the performance of the respective Basket Index, calculated as the percentage change from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date.

Determining Payment at Maturity

In this scenario, you could lose up to 80% of your initial investment depending on how much the Basket declines.

The graph below illustrates the historical performance of the Basket from January 1, 1997 to June 15, 2007. Historical performance of the Basket should not be taken as an indication of future performance.

Source: Deutsche Bank

[1]	Moody’s Investors Service Ltd has assigned a rating of Aa1 to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

What are the tax consequences of the Securities?

You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The first sentence in that section under the heading “—Tax Treatment of the Securities” is restated for the purposes of this offering to read: “We believe that it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes.”

Assuming this treatment is respected, your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. The tax consequences of an investment in the securities are uncertain, however, and if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a Participation Rate of 120% and a range of Basket Returns.

Example 1—The level of the Basket increases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level of 110 is greater than the Basket Starting Level of 100, the Basket Return is positive and calculated as follows:

Basket Return = (110 - 100)/100 = 10%

Because the Basket Return is equal to 10%, the payment at maturity is equal to $11.20 per $10.00 Security, calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + ($10.00 x 10% x 120%) = $11.20

Example 2—The level of the Basket decreases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level of 90 is less than the Basket Starting Level of 100, the Basket Return is negative and calculated as follows:

Basket Return = (90 - 100)/100 = -10%

Because the Basket Return is equal to -10%, and the decrease in the level of the Basket does not exceed 20%, the payment at maturity is equal to $10.00 per $10.00 Security.

Example 3—The level of the Basket decreases by 30% from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level of 70 is less than the Basket Starting Level of 100, the Basket Return is negative and calculated as follows:

Basket Return = (70 - 100)/100 = -30%

Because the Basket Return is equal to -30%, and the decrease in the level of the Basket exceeds 20%, investors will lose 1% of their initial investment for each 1% that the Basket Return exceeds the Protection Percentage, and the payment at maturity is equal to $9.00 per $10.00 Security calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + [$10.00 x (-30% + 20%)] = $9.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B-1. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Partial Protection of Your Initial Investment Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and you will not have partial protection to the extent of 20% of your initial investment if there is a decline in the Basket.

♦

Your Investment in the Securities May Result in a Loss—The Securities do not guarantee any return of your initial investment in excess of $2.00 per $10.00 Security. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your initial investment will be exposed to any decline in the Basket Ending Level, as compared to the Basket Starting Level, beyond the 20% Protection Percentage. Accordingly, you could lose up to $8.00 for each $10.00 investment that you make in the Securities.

♦

The Basket Indices Are Not Equally Weighted—The Securities are linked to a Basket composed of more than one index, each of which has a different weight in determining the value of the Basket, depending on the index weightings specified in this pricing supplement. One consequence of such an unequal weighting of the Basket Indices is that the same percentage change in two of the Basket Indices may have a different effect on the Basket closing level.

♦

Changes in the Level of the Basket Indices May Offset Each Other—The Securities are linked to a Basket composed of the Basket Indices. At a time when the level of one or more of the Basket Indices increases, the level of the other Basket Index or Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of the other Basket Index or Indices.

♦

No Periodic Coupon Payments, Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Basket Indices would have.

♦

Certain Built-in Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

Except as Provided Below, No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks underlying the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. However, because the MSCI Emerging Markets IndexSM is denominated in U.S. dollars, but its component stocks are denominated in foreign currencies, you will have foreign currency exposure with respect to that Basket Index.

♦

Lack of Liquidity—The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that May Be Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to Which the Securities Are Linked or the Value of the Securities—We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

♦

Many Economic and Market Factors Will Impact the Value of the Securities—In addition to the level of the Basket on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the Basket Indices; the time to maturity of the Securities; the market prices and dividend rates on the component stocks underlying the Basket Indices; interest and yield rates in the market generally and in the markets of the component stocks underlying the Basket Indices; a variety of economic, financial, political, regulatory or judicial events; the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the component stocks underlying the Basket Indices are based; supply and demand for the Securities; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Uncertain Tax Treatment—Significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS will accept, or a court will uphold, the tax consequences described in this pricing supplement or in the accompanying product supplement B-1.

Dow Jones EURO STOXX 50® INDEX

The Dow Jones EURO STOXX 50® Index is sponsored by STOXX Limited. As discussed more fully in underlying supplement no. 6 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from January 1, 1997 to June 15, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on June 15, 2007 was 4551.00.

The information on the Dow Jones EURO STOXX 50® Index provided in this pricing supplement should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” in underlying supplement no. 6. Information contained in the STOXX website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

FTSE™ 100 INDEX

The FTSE™ 100 Index is an index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times Limited (“FT”), in association with the Institute and the Faculty of Actuaries. As discussed more fully in underlying supplement no. 6 under the heading “The FTSE™ 100 Index,” the FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE™ 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

You can obtain the level of the FTSE™ 100 Index at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>“ or from the FTSE website at www.ftse.com.

The graph below illustrates the performance of the FTSE™ 100 Index from January 1, 1997 to June 15, 2007. The historical levels of the FTSE™ 100 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The FTSE™ 100 Index closing level on June 15, 2007 was 6732.40.

The information on the FTSE™ 100 Index provided in this pricing supplement should be read together with the discussion under the heading “The FTSE™ 100 Index” in underlying supplement no. 6. Information contained in the FTSE website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The Nikkei® 225 Index

The Nikkei® 225 Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 6 under the heading “The Nikkei® 225 Index,” the Nikkei® 225 Index is a modified, price-weighted average index of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei® 225 Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei® 225 Index from January 1, 1997 to June 15, 2007. The historical levels of the Nikkei® 225 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei® 225 Index closing level on June 15, 2007 was 17971.49.

The information on the Nikkei® 225 Index provided in this pricing supplement should be read together with the discussion under the heading “The Nikkei® 225 Index” in underlying supplement no. 6. Information contained in the Nikkei website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The Swiss Market Index

The Swiss Market Index (“SMI®”) was introduced on June 30, 1988 with a baseline value of 1500 points. As discussed more fully in underlying supplement no. 6 under the heading “The Swiss Market Index,” the SMI® is made up of a maximum of 30 of the largest, most liquid Swiss stocks of the Swiss Performance Index traded on the Electronic Bourse system. The SMI® includes stocks from the Zurich, Geneva and Basle stock exchanges. As of June 1, 2007, the SMI® was composed of 25 stocks. The SMI® stocks are weighted within the SMI® according to their free float market capitalization, and the SMI® contains around 90% of the entire free float market capitalization of the Swiss equity market.

You can obtain the level of the Swiss Market Index at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>“ or from the Swiss Exchange website at www.swx.com.

The graph below illustrates the performance of the Swiss Market Index from January 1, 1997 to June 15, 2007. The historical levels of the Swiss Market Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Swiss Market Index closing level on June 15, 2007 was 9395.75.

The information on the Swiss Market Index provided in this pricing supplement should be read together with the discussion under the heading “The Swiss Market Index” in underlying supplement no. 6. Information contained in the Swiss Exchange website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is governed by the Standard & Poor’s Australian Index Committee and made up of members of Standard & Poor’s and the Australian Stock Exchange. As discussed more fully in underlying supplement no. 6 under the heading “The S&P/ASX 200 Index,” the S&P/ASX 200 Index was introduced in April 2000 with a base value of 3000 to replace the All Ordinaries as an institutional benchmark index for the Australian equity market. As of September 2006 the S&P/ASX 200 Index covered approximately 80% of the Australian equity market by capitalization. The S&P/ASX 200 Index is composed of the S&P/ASX 100 plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

You can obtain the level of the S&P/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Australian Securities Exchange website at www.asx.com.

The graph below illustrates the performance of the S&P/ASX 200 Index from January 1, 1997 to June 15, 2007. The historical levels of the S&P/ASX 200 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P/ASX 200 Index closing level on June 15, 2007 was 6293.80.

The information on the S&P/ASX 200 Index provided in this pricing supplement should be read together with the discussion under the heading “The S&P/ASX 200 Index” in underlying supplement no. 6. Information contained in the Australian Securities Exchange website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is a stock index calculated in U.S. dollars, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley. As discussed more fully in underlying supplement no. 6 under the heading “The MSCI Emerging Markets IndexSM,” the MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index of all of the equity securities (the “emerging markets component securities”) constituting the MSCI indices for the selected countries (the “emerging markets component country indices”). As of June 1, 2007, the Emerging Markets IndexSM consisted of the following 25 emerging markets component country indices: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. Each of the emerging markets component country indices is a sampling of equity securities across industry groups in such country’s equity markets.

You can obtain the level of the MSCI Emerging Markets IndexSM at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI Emerging Markets IndexSM from January 1, 1997 to June 15, 2007. The historical levels of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI Emerging Markets IndexSM closing level on June 15, 2007 was 1036.43.

The information on the MSCI Emerging Markets IndexSM provided in this pricing supplement should be read together with the discussion under the heading “The MSCI Emerging Markets IndexSM” in underlying supplement no. 6. Information contained in the MSCI website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

Supplemental Underwriting Information

UBS Financial Services Inc. and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.25 per $10.00 Security. See “Underwriting” in the accompanying product supplement B-1. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We expect to deliver the Securities against payment for the Securities on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Securities on the Trade Date or the next succeeding business day will be required, by virtue of the fact that we expect the Securities initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.